EXHIBIT 99.1



                       [CENTRAL BANCORP, INC. LETTERHEAD]




CONTACT:      William P. Morrissey                   FOR RELEASE:  Immediately
              Senior Vice President


                CENTRAL BANCORP ANNOUNCES AGREEMENT TO REPURCHASE
                                PL CAPITAL SHARES


       Central Bancorp announced today that it and its Employee Stock Ownership Plan have entered into an agreement to acquire from PL Capital LLC and affiliates 154,268 shares of Central Bancorp's common stock at a price of $33.25 per share. Under the agreement, Central Bancorp will repurchase 77,134 of the PL Capital shares, which will no longer be outstanding and will be held as treasury stock. The ESOP will purchase PL Capital's remaining 77,134 shares. The shares to be acquired collectively represent approximately 9.3% of Central Bancorp's outstanding shares. Completion of the transaction is subject to the issuance by Central Bancorp of approximately $5.1 million of trust preferred securities and other conditions.

       Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices and a limited service high school branch in suburban Boston.